Exhibit 10.10

SUPPLEMENT TO THE RESTRICTED STOCK UNIT SECTION OF THE

TERADYNE, INC.

2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

(as amended as of January 21, 2019)

DANISH SECTION

Preamble

The purpose of this Supplement (the “Supplement”) to the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan (the “Plan”) and the terms and conditions applicable to restricted stock units (“Restricted Stock Units”) set forth in Section 7 of the Plan (the “Terms”), as amended, modified or restated (the Plan and the Terms as modified by this Supplement in accordance with the terms hereof, the “Danish Subplan”), is to allow Teradyne, Inc. (the “Company”) to grant certain employees and officers of its Danish subsidiaries, (“Teradyne Denmark Subsidiaries”) Restricted Stock Units in a manner that will comply with certain conditions set forth in the Danish Share Option Act (aktieoptionsoloven) as amended on 6 December 2018 and effective 1 January 2019 (“Danish Share Option Act”). Capitalized terms used herein but not elsewhere defined shall have the same meanings as those in the Plan or the Terms. Unless as set forth herein, all of the terms of the Plan and Terms shall apply to grants under this Danish Subplan.

This Danish Subplan was authorized and approved by the Compensation Committee of the Board of Directors on January 21, 2019. The Danish Subplan is a new equity incentive scheme designed to comply with the Danish Share Option Act.

Eligibility

Only employees and officers of Teradyne Denmark Subsidiaries are eligible to receive Awards of Restricted Stock Units under this Danish Subplan.

Effect of Termination of Employment

Restricted Stock Units granted under this Danish Subplan will not vest further after termination of employment, except in limited certain circumstances as follows: If the recipient’s employment with Teradyne Denmark Subsidiaries ends on account of permanent disability or death, the unvested portion of an Award which would have vested if the employee had continued employment through the relevant vesting period shall automatically become vested in full on the date of his or her termination of employment on account of permanent disability or death.

In all other circumstances, any unvested portion of Restricted Stock Units will be forfeited as of the date of termination of employment. The recipient’s employment will be considered terminated as of the date the recipient is no longer actively providing services to Teradyne Denmark Subsidiaries regardless of the reason for such termination or the terms of the recipient’s employment agreement, if any. The recipient’s right to vest in the RSUs under this Danish Subplan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the recipient’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Danish employment laws or the terms of the recipient’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when the recipient is no longer actively providing services for purposes of an Award (including whether the recipient may still be considered to be providing services while on a leave of absence).

A recipient’s employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness or military obligations) provided that the period of such leave does not exceed 90 days or, in the case of an employee, if longer, any period during which the employee’s right to reemployment is guaranteed by Danish law. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment, provided that such written approval contractually obligates Teradyne Denmark Subsidiaries to continue the employment of the recipient after the approved period of absence.

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